Exhibit 2.2
AMENDMENT
to
AGREEMENT OF PURCHASE AND SALE
     This amendment (this “Amendment”) is entered into as of September 14, 2007 among Piper Jaffray Investment Management Inc. (formerly known as Piper Jaffray Newco Inc.), a Delaware corporation (the “Purchaser”), Piper Jaffray Companies, a Delaware corporation (the “Parent”), WG CAR, LLC, a Missouri limited liability company (the “Seller”), and each of the individuals listed on the signature page hereto (collectively, the “Principals”).
Recitals
     A. The Purchaser, the Parent, the Seller, and the Principals are parties to the Agreement of Purchase and Sale dated as of April 12, 2007 (the “Original Agreement”).
     B. The parties desire to amend the Original Agreement in certain respects.
Agreement
     Therefore, the parties agree as follows:
     1. Definitions. The following new definitions are added to Section 1.1 of the Original Agreement:
     “Aggregate December 15 Advisory Revenue Run-Rate” means the sum of the December 15 Advisory Revenue Run-Rates.
     “December 15 Adjusted Purchase Price” means the product of $66.4 million multiplied by the December 15 Adjustment Factor.
     “December 15 Adjustment Factor” means 1.0 minus the product of (x) 1.0 minus the December 15 Adjustment Percentage multiplied by (y) 2.18.
     “December 15 Adjustment Percentage” means the quotient (expressed as a decimal rounded to four decimal places) of (x) the Aggregate December 15 Advisory Revenue Run-Rate divided by (y) the Baseline Advisory Revenue Run-Rate; provided, however, that if the December 15 Adjustment Percentage is greater than 1.0, then the December 15 Adjustment Percentage shall be deemed to be 1.0.
     “December 15 Advisory Revenue Run-Rate” means, with respect to any Advisory Client, an amount equal to the product of (x) the December 15 Assets Under Management of such Advisory Client as of December 15, 2007 multiplied by (y) the applicable December 15 Fee Rate.
     “December 15 Assets Under Management” means, with respect to any Advisory Client, the dollar amount of assets under management by the Company for such Advisory Client pursuant to an Advisory Contract as of the Base Date (or, in the case of any

Advisory Client who became an Advisory Client after the Base Date, the dollar amount of the assets such Advisory Client placed under management by the Company on the date such Person became an Advisory Client), as adjusted to reflect any contributions or purchases or redemptions or withdrawals by such Advisory Client after the Base Date (or, in the case of any Advisory Client who first became an Advisory Client after the Base Date, any contributions or purchases or redemptions or withdrawals by such Advisory Client after the Base Date) and prior to December 15, 2007, but not including any contributions or purchases by the Purchaser, the Seller, the Principals or any of their Affiliates, family members or “associates” (as such term is defined in Rule 12b-2 under the Exchange Act). For the avoidance of doubt, the calculation of “December 15 Assets Under Management” is intended to exclude any market appreciation or depreciation of assets under management following the Base Date.
     “December 15 Fee Rate” means, with respect to any Advisory Client, an amount equal to the actual fee rate payable to the Company pursuant to the Advisory Contract of such Advisory Client that is in effect as of December 15, 2007, calculated on a pro-forma basis with respect to the 12-month period commencing on December 15, 2007.
     2. Purchase Price Adjustment. A new Section 2.8 is added to the Original Agreement as follows:
     Section 2.8 Post-Closing Adjustment Based on Changes in Revenue Run-Rate.
     (a) The Purchaser shall prepare (or cause to be prepared) in good faith, and shall deliver to the Seller not later than 5:00 p.m. on December 20, 2007, a statement showing a calculation, in reasonable detail, of the Aggregate December 15 Advisory Revenue Run-Rate.
     (b) The Purchaser shall, and shall cause the Company and its advisers, counsel and accountants to, give the Seller and its advisers, counsel and accountants reasonable access to the Company’s books, records and personnel in order to enable the Seller to review the statement delivered by the Purchaser pursuant to Section 2.8(a). If the Seller disputes such statement or any amounts or calculations contained therein, the Seller shall give a written notice of such dispute to the Purchaser within 15 days following the delivery of such statement and such dispute thereafter shall be resolved as follows:
     (i) The Seller and the Purchaser shall first attempt to reconcile their differences, and any resolution by them as to any disputed amounts or calculations shall be final, binding and conclusive on the parties hereto.
     (ii) If the Seller and the Purchaser are unable to reach a resolution with such effect within 10 Business Days, the Seller and the Purchaser shall submit the items remaining in dispute for resolution to the Accounting Firm, which shall, within 15 Business Days after such submission, determine and report to the Seller and the Purchaser upon such remaining disputed items or calculations, and such report shall be final, binding and conclusive on the Seller and the Purchaser. The

Purchaser and the Seller shall make reasonably available to the Accounting Firm all relevant books and records, any work papers (including those of the parties’ respective accountants, to the extent applicable) and supporting documentation relating to the determination of the Aggregate December 15 Advisory Revenue Run-Rate. The fees and disbursements of the Accounting Firm shall be borne equally by the Purchaser and the Seller.
     (c) The calculation of the Aggregate December 15 Advisory Revenue Run-Rate shall be deemed final for purposes of this Section 2.8 upon the earliest of the following: (i) the failure of the Seller to notify the Purchaser of a dispute within 15 days following the delivery of the statement pursuant to Section 2.8(a); (ii) the resolution of all disputes by the Seller and the Purchaser pursuant to clause (i) of Section 2.8(b); or (iii) the resolution of all disputes by the Accounting Firm pursuant to clause (ii) of Section 2.8(b).
     (d) If the December 15 Adjusted Purchase Price, as finally determined, is less than the Closing Payment (as adjusted pursuant to Section 2.5 but without regard to any adjustment pursuant to Section 2.6), then no payment shall be due under this Section 2.8.
     (e) If the December 15 Adjusted Purchase Price, as finally determined, exceeds the Closing Payment (as adjusted pursuant to Section 2.5 but without regard to any adjustment pursuant to Section 2.6), then the Purchaser shall pay the Seller an amount equal to such excess within five Business Days after such final determination.
     (f) Notwithstanding anything in this Agreement to the contrary, the sum of the Closing Payment (as adjusted pursuant to Section 2.5 but without regard to any adjustment pursuant to Section 2.6) plus any amount payable under Section 2.8(e) shall not exceed $66.4 million, and any amount payable under Section 2.8(e) that would cause such sum to exceed $66.4 million shall be reduced so that such sum equals $66.4 million.
     3. Closing Conditions. Section 8.1(d) of the Original Agreement is amended and restated in its entirety to read as follows:
     (d) Fund Board Approvals; Fund Shareholder Approvals; Sponsored Fund Consents. The following consents and approvals, which shall not be subject to any requirements or conditions that are not reasonably acceptable to the Purchaser, shall have been obtained: (i) (A) Fund Board Approvals with respect to each of the Sub-Advised Funds (other than the Sub-Advised Funds listed on Schedule 8.1(d)) and (B) Fund Shareholder Approvals with respect to each of the Sub-Advised Funds (other than the Sub-Advised Funds listed on Schedule 8.1(d)), and (ii) Sponsored Fund Consents with respect to each of the Sponsored Funds.
     4. Defined Terms — General. All capitalized terms used but not defined in this Amendment have the meanings given them in the Original Agreement. All references in the Original Agreement to “this Agreement” mean the Original Agreement as amended by this Amendment.

     5. Continuing Effect. Except as modified by this Amendment, the Original Agreement remains in full force and effect, without change.
[Signature Page Follows]

     The undersigned have executed this Amendment as of the date first written above.

Purchaser: PIPER JAFFRAY INVESTMENT MANAGEMENT INC.
By:	/s/ Andrew S. Duff
	Name:	Andrew S. Duff
	Title:	President

Parent: PIPER JAFFRAY COMPANIES
By:	/s/ Andrew S. Duff
	Name:	Andrew S. Duff
	Title:	Chairman and Chief Executive Officer

Seller: WG CAR, LLC By: C.D. Walbrandt, Inc., its Manager
By:	/s/ Charles D. Walbrandt
	Name:	Charles D. Walbrandt
	Title:	President

Principals:
/s/ Charles D. Walbrandt
Charles D. Walbrandt

/s/ Joseph E. Gallagher, Jr.
Joseph E. Gallagher, Jr.

/s/ Wiley D. Angell
Wiley D. Angell

/s/ James J. Cunnane, Jr.
James J. Cunnane, Jr.

/s/ Mohammed Riad
Mohammed Riad

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